Exhibit 99.1
                                                                    ------------

FFW CORP PRESS RELEASE


FOR MORE INFORMATION                                 FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, CFO                          Date: July 29, 2004
          at 260-563-3185 x228


                    FFW CORPORATION ANNOUNCES RECORD EARNINGS
                     FOR THE FISCAL YEAR ENDED JUNE 30, 2004


WABASH, INDIANA - - FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the fourth fiscal quarter of 2004 and year ended June 30, 2004. FFW Corporation recorded record net income of $2,437,000, up 3.4%, from the previous record of $2,358,000 at June 30, 2003. Diluted net income per share for the twelve months ended June 30, 2004 was $1.85, up 6.3%, compared to $1.74 at June 30, 2003.

     Roger K. Cromer, President and Chief Executive Officer, stated, "We are pleased with our record earnings performance during a challenging economic environment for financial institutions. During the second half of our fiscal year, we embarked on our first expansion since 1997. We added office space to our Syracuse, IN branch and opened a new full service branch in Columbia City, IN. We also invested in many new technologies which will augment our current product mix. We believe our independent community bank model of delivering personal and dependable service will be enhanced for future growth with these new investments."

     Net income for the quarter ended June 30, 2004, was $556,000, a 4.3% decrease from the $581,000 reported for the quarter ended June 30, 2003. Diluted net income per share for the fourth fiscal quarter of 2004 amounted to $0.43, down 2.3% from the $0.44 reported in the fourth fiscal quarter of 2003.

     The fiscal 2004 fourth quarter and year to date earnings represent a return on average shareholders' equity of 9.33% and 10.38% compared to 9.72% and 10.08% for the periods ended June 30, 2003. Return on average total assets for the three and twelve-month periods ended June 30, 2004 were 0.92% and 1.01% compared to 1.00% and 1.00% for the periods ended June 30, 2003.

     Interest income in the fourth fiscal quarter of 2004 was increased by $174,000 to adjust deferred loan fee income on small business loans, which had accumulated an overstatement over a period of several years. The processing error causing the overstatement was discovered and corrected in the fourth quarter. Reduced provision for loan losses and a lower effective tax rate for the quarter ended June 30, 2004 compared to the quarter ended June 30, 2003 were more than offset by increased personnel, equipment and facilities expense along with decreased net gain on sales of loans income. FFW Corporation Chief Financial Officer, Tim Sheppard, commented, "Income from loan sales should be less than the prior year's for at least the first fiscal quarter of 2005. In addition, due to our recent expansions, personnel, equipment and facilities expense will be higher in fiscal 2005."

     The allowance for loan losses as a percentage of net loans receivable was 1.89% at June 30, 2004 compared to 1.90% at March 31, 2004 and 2.06% at June 30, 2003. Nonperforming assets at June 30, 2004 were $2.2 million compared to $2.0 million at March 31, 2004 and $2.7 million at June 30, 2003.

     As of June 30, 2004, FFWC's equity-to-assets ratio was 9.43% compared to 9.87% at June 30, 2003. Shareholders' equity was $22.6 million compared to $23.6 million at June 30, 2003. Total assets at June 30, 2004 were $239.9 million compared to $242.8 million at 2003 fiscal year end. Total deposits at June 30, 2004 were down $4.2 million over June 30, 2003 while total FHLB borrowings increased by $3.7 million.

     First Federal Savings Bank is a wholly owned subsidiary of FFW Corporation providing retail and small business financial services through its main office in Wabash and four banking centers located in North Manchester, South Whitley, Syracuse and Columbia City, Indiana. Investment services such as the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed Financial Inc. The corporation's stock is traded on the NASDAQ system under the symbol "FFWC" and our website address is www.ffsbwabash.com.

     This press release may contain forward-looking statements,  which are based
on  management's  current  expectations  regarding  economic,   legislative  and
regulatory  issues.  Factors which may cause future  results to vary  materially include,  but are not  limited  to,  general  economic  conditions,  changes  in interest rates, loan demand and competition.  Additional factors include changes in accounting  principles,  policies or  guidelines;  changes in  legislation or regulation;  and  other  economic,  competitive,  regulatory  and  technological factors affecting each company's operations, pricing, products and services.
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FFW Corporation                                                                               July 29, 2004

                                                                                           Unaudited
Selected balance sheet data:                                                               6/30/2004      6/30/2003
                                                                                           ---------      ---------
                                                                                                (In Thousands)

Total assets                                                                                $239,910       $242,771
Loans receivable                                                                             138,753        131,319
Allowance for loan loss                                                                        2,570          2,592
Securities available for sale                                                                 79,071         89,637
Deposits                                                                                     159,252        163,446
Borrowings                                                                                    55,733         52,038
Stockholders' equity                                                                          22,624         23,640
Nonperforming assets *                                                                         2,247          2,742
Repossessed assets                                                                             1,222            126



                                                                    Unaudited                     Unaudited
                                                                Three Months Ended           Twelve Months Ended
Selected Operating Data:                                     6/30/2004      6/30/2003      6/30/2004      6/30/2003
                                                             ---------      ---------      ---------      ---------
                                                                  (In Thousands)                (In Thousands)

Total interest income                                           $3,209         $3,233        $12,587        $13,963
Total interest expense                                           1,429          1,685          6,029          7,356
                                                                ------         ------        -------        -------
     Net interest income                                         1,780          1,548          6,558          6,607
Provision for loan losses                                          180            350            780          1,440
                                                                ------         ------        -------        -------
     Net interest income after provision for loan losses         1,600          1,198          5,778          5,167
Net gain (loss) on sales of loans                                   57            236            467          1,020
Net gain (loss) on sales of securities                               0              0             59             26
Other non-interest income                                          362            434          1,621          1,442
Other non-interest expenses                                      1,447          1,216          5,268          4,784
                                                                ------         ------        -------        -------
     Income before income taxes                                    572            652          2,657          2,871
Income tax expense                                                  16             71            220            513
                                                                ------         ------        -------        -------
     Net income                                                   $556           $581         $2,437         $2,358
                                                                ======         ======        =======        =======

Earnings per common & common equivalent shares
Basic                                                            $0.43          $0.44          $1.88          $1.76
Diluted                                                          $0.43          $0.44          $1.85          $1.74
Dividend paid per share                                          $0.16          $0.15          $0.64          $0.60
Average shares outstanding                                   1,298,669      1,321,360      1,299,814      1,343,441
Shares outstanding end of period                             1,285,248      1,311,800      1,285,248      1,311,800

Supplemental data:
Net interest margin **                                           3.23%          2.80%          2.93%          2.98%
Return on average assets ***                                     0.92%          1.00%          1.01%          1.00%
Return on average equity ***                                     9.33%          9.72%         10.38%         10.08%

* Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets
**   Yields reflected have not been computed on a tax equivalent basis
***  Annualized

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